Exhibit 99.1

NEWS RELEASE
1583 S. 1700 E. ● Vernal, UT 84078 ● (435)789-0594

FOR IMMEDIATE RELEASE

Superior Drilling Products, Inc. Restructures Long-term Debt

Innovative drilling technologies drive productivity and
reduce costs for oil and gas producers

VERNAL, UT, October 1, 2015 — Superior Drilling Products, Inc. (NYSE MKT: SDPI) (“SDP” or the “Company”), a provider of innovative drilling products for the oil, natural gas and mining services industries, announced today that it has executed an amendment agreement to its previously amended seller-carried promissory note for the acquisition of Hard Rock Solutions in 2014 (the "Note") which was effective September 28, 2015. The principal amount remaining due on the Note is $10.0 million.

The amended Note extends the term of the agreement to four years maturing July 15, 2019 from its previous date of July 14, 2017. Under the terms of the amended and restated agreement, interest on the Note accrued at its previous rate of 5.25% per year through June 30, 2015 and increased to an annual rate of 5.75% as of July 1, 2015.

Chris Cashion, CFO of SDPI commented, “By restructuring our loan agreement, we gain additional financial flexibility to navigate through a challenging time for the oilfield services market. Notably, this amendment extended the maturity of the previous note by two years while reducing our 2016 payment obligations to $2 million from $5 million.”

Under the terms of the newly amended agreement, SDP will be required to make a $500 thousand principal payment plus interest on January 2016 and a second principal payment of $1.5 million plus accrued interest on July 15, 2016. In 2017 and 2018, there will be four payments of $500 thousand plus accrued interest, which will increase to four payments of $1 million plus accrued interest in 2019.

Troy Meier, President and CEO, noted, “We remain excited about our future and the potential of our technologies that drive productivity and cost savings for oil and gas production. We have had very strong, positive response on our new innovative drill string stimulation tool, the Strider, which has demonstrated its ability to improve drilling efficiencies. This tool, combined with our unique Drill N Ream™ bore hole conditioning tool, are ideally suited to address the challenges of today's oil and gas production marketplace. High productivity at low costs are critical to successful production and we can help our customers achieve their goals.”

About Superior Drilling Products, Inc.
SDPI is an innovative, cutting-edge drilling tool technology company. The Company manufactures, repairs, sells and rents drilling tools. SDPI manufactures and markets drill string tools, including the patented Drill-N-Ream™ well bore conditioning tool, for the oil, natural gas and mining services industries. In addition, SDPI is a manufacturer and refurbisher of PDC (polycrystalline diamond compact) drill bits for a leading oil field services company. SDPI operates a state-of-the-art drill tool machining facility manufacturing for its customer’s custom products and solutions for the drilling industry. The Company’s strategy is to leverage its technological expertise in drill tool technology and innovative, precision machining to broaden its drill tool technology offerings for rent or sale, while establishing an effective sales and logistics infrastructure through which it can provide proprietary tools to exploration and production companies and drill rig operators. It also plans to grow its manufacturing operations by providing its oil field services customers with design, prototype development and manufacturing of their proprietary technologies.

Superior Drilling Products, Inc. Restructures Long-term Debt
October 1, 2015

Additional information about the Company can be found at its website: www.sdpi.com.

Safe Harbor Regarding Forward Looking Statements
This news release contains “forward-looking statements” within the meaning of the safe harbor provisions, 15 U.S.C. § 78u-5, of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact included in this release, regarding our strategy, future operations, financial position, estimated revenue and losses, projected costs, prospects, plans and objectives of management, are forward-looking statements. The use of words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project”, “forecast,” “should” or “plan, and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Certain statements in this release may constitute forward-looking statements, including statements regarding the Company’s financial position, market success with specialized tools, effectiveness of its sales efforts, success at developing future tools, and the Company’s effectiveness at executing its business strategy and plans. These statements reflect the beliefs and expectations of the Company and are subject to risks and uncertainties that may cause actual results to differ materially. These risks and uncertainties include, among other factors, our business strategy and prospects for growth; our cash flows and liquidity; our financial strategy, budget, projections and operating results; the amount, nature and timing of capital expenditures; the availability and terms of capital; competition and government regulations; and general economic conditions. These and other factors could adversely affect the outcome and financial effects of the Company’s plans and described herein. Therefore, you should not rely on any of these forward-looking statements. Any forward-looking statement made by us in this news release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

For more information, contact investor relations:
Deborah K. Pawlowski / Garett K. Gough
Kei Advisors LLC
(716) 843-3908 / (716) 846-1352
dpawlowski@keiadvisors.com / ggough@keiadvisors.com